                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                        Tarragon Realty Investors, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                         TARRAGON REALTY INVESTORS, INC.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                                 (212) 949-5000



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 3, 2002


         Please join us for the Annual Meeting of Stockholders of Tarragon Realty Investors, Inc., which will be held on Monday, June 3, 2002 at 2:00 p.m., local New York City time, at 1775 Broadway, 23rd Floor, New York, New York 10019.

         The purposes of the Annual Meeting are:

         1. To elect eight (8) Directors to serve until the next Annual Meeting of Stockholders; and

         2. To consider and take action upon any other business that may properly come before the meeting.

         You are cordially invited to attend the Annual Meeting in person.

         You must be a stockholder of record at the close of business on April 12, 2002, to vote at the Annual Meeting.

         Your vote is important. Accordingly, whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the envelope provided.



Dated: April 30, 2002                  BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ KATHRYN MANSFIELD


                                       Kathryn Mansfield
                                       Executive Vice President
                                       and Secretary

                         TARRAGON REALTY INVESTORS, INC.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                                 (212) 949-5000


                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON

                                  JUNE 3, 2002



                               GENERAL INFORMATION


         This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tarragon Realty Investors, Inc. for use at the Annual Meeting of Stockholders. The Annual Meeting will be held on Monday, June 3, 2002 at 2:00 p.m., local New York City time, at 1775 Broadway, 23rd Floor, New York, New York 10019. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 30, 2002.

STOCKHOLDERS ENTITLED TO VOTE

         You are entitled to vote at the Annual Meeting and any adjournments thereof if you are a holder of record of Tarragon common stock, par value $0.01 per share, as of the close of business on April 12, 2002 (the "Record Date"). As of the Record Date, there were 7,216,178 shares of common stock outstanding. You are entitled to one vote for each share of Tarragon common stock you hold on the Record Date.

VOTING OF PROXIES

         You can vote in person at the Annual Meeting or you can vote by proxy. To vote by proxy, you must sign, date and return the enclosed proxy card to American Stock Transfer and Trust Company in the envelope provided prior to the Annual Meeting. You may vote for all of the nominees for director, withhold authority for voting for all of the nominees, or withhold authority for voting for any individual nominee. Unless you instruct otherwise, your proxy will vote your shares FOR the election of each of the nominees for director.

REVOKING PROXIES

         You may revoke a proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Tarragon, or by signing and delivering a proxy card bearing a later date. You may also attend the Annual Meeting, withdraw your proxy before it is exercised, and vote in person.

         If you are a beneficial owner of shares and you intend to vote in person at the Annual Meeting, you should obtain a legal proxy or power of attorney from your broker and present it to the inspector of election at the Annual Meeting to establish your right to vote such shares.

VOTE REQUIRED FOR APPROVAL

         The holders of a majority of the outstanding shares of common stock entitled to vote must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

         In order to be elected as a director, each nominee must receive the affirmative vote of a plurality of the votes cast at the Annual Meeting.

         Votes withheld from the election of any nominee for director and abstentions will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on that matter. If a broker does not receive voting instructions from the beneficial owner of shares and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast FOR or AGAINST the matter.

         As of the Record Date, management and affiliates held 3,250,021 shares representing approximately 45% of the shares outstanding. Management intends to vote all of its shares for the election of each of the eight nominees for director.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Tarragon's Board of Directors consists of eight members, each of whom were elected at the last annual meeting of stockholders held on July 17, 2001 to serve until the next annual meeting of stockholders or until a successor has been elected or approved.

NOMINEES

         Each of the current members of the Board of Directors of Tarragon have been nominated to serve for an additional term. Each of the nominees has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. Your proxy will vote your shares for the election of each of the nominees unless you instruct otherwise. If any nominee is unable or unwilling to serve (an event which is not anticipated), then your proxy may vote for any substitute nominee proposed by the Board of Directors.

         The eight nominees are listed below, together with their ages, terms of service, all positions and offices held with Tarragon or its predecessors, other principal occupations, business experience and directorships with other companies during the last five years or more. There are no family relationships among any of the directors or executive officers of Tarragon. The designation "Affiliated" when used below means that the director is an officer or employee of Tarragon.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR:

         WILLIE K. DAVIS (70) (Independent)

         Mr. Davis has served as a director of Tarragon since December 1998. He was a member of the Board of Trustees of Vinland Property Trust from October 1988 to July 1997, and a member of the Board of Trustees of National Income Realty Trust from October 1988 to March 1995. He served as President (from 1971 to 1985) and Chairman and 50% shareholder (from 1985 -2000) of Mid-South Financial Corporation, the holding company for Mid-South Mortgage Company and Gibbs Mortgage Company, as well as President (from 1978 to 1995) and Chairman and sole shareholder (from 1995 - 1999) of FMS, Inc., a property management and real estate development firm. He has been a director of Southtrust Bank of Middle Tennessee since 1987; and Trustee and Treasurer of Baptist Hospital, Inc., a Tennessee general welfare not-for-profit corporation, since 1986.

         WILLIAM S. FRIEDMAN (58) (Affiliated)

         Mr. Friedman has served as President, Chief Executive Officer and a director of Tarragon since April 1997. He has also been Chairman of the Board of Directors since December 2000. He previously served as a Trustee (from March
1988), Chief Executive Officer (from December 1993), President (from December
1988), acting Chief Financial Officer (from May 1990 to February 1991),

Treasurer (from August to September 1989), and acting Principal Financial and Accounting Officer (from December 1988 to August 1989) of Vinland Property Trust (until July 1997) and National Income Realty Trust (until November 1998). He has been an attorney at law since 1971.

         LANCE LIEBMAN (60) (Independent)

         Mr. Liebman has been a director of Tarragon since December 1998. He also served as a Trustee of National Income Realty Trust from March 1994 to November 1998. Mr. Liebman is the William S. Beinecke Professor of Law at Columbia Law School and the Director of Parker School of Foreign and Comparative Law. He also serves as Director of the American Law Institute and as Public Governor of the Philadelphia Stock Exchange since 1999. He was the Dean of Columbia Law School from 1991 to 1996. From 1970 to 1991, he served as Assistant Professor, Professor and Associate Dean of Harvard Law School. He has been a director of the Greater New York Insurance Co. (both mutual and stock companies) since 1991; a director of M&F Worldwide since 1995; and a director of Brookfield Financial Properties, Inc. since 1996. He has been an attorney at law since 1968.

         ROBERT C. ROHDIE (61) (Affiliated)

         Mr. Rohdie has been a director of Tarragon and President and Chief Executive Officer of Tarragon Development Corporation, a wholly owned subsidiary of Tarragon responsible for real estate development and renovation projects, since February 2000. Since 1988, Mr. Rohdie has also served as President of Rohdhouse Investments, Inc., his wholly owned real estate development company, which acted as Tarragon's joint venture partner in new construction and development projects from 1997 through 2000. Mr. Rohdie has been an attorney at law since 1965.

         ROBERT P. ROTHENBERG (43) (Affiliated)

         Mr. Rothenberg has been a director and the Chief Operating Officer of Tarragon since September 2000. Mr. Rothenberg has been the managing member of APA Management LLC, a real estate investment and management company, since 1994. He is also a Managing Member of Ansonia LLC, which together with Tarragon has acquired close to 2600 apartments in the State of Connecticut since 1997. Mr. Rothenberg was a co-managing member of Accord Properties Associates, LLC, which managed the Ansonia portfolio in Connecticut until it was acquired by Tarragon in January 2001. Mr. Rothenberg graduated from the Harvard Business School in June 1984.

         LAWRENCE G. SCHAFRAN (63) (Independent)

         Mr. Schafran has been a director of Tarragon since December 1998. He was a Trustee of National Income Realty Trust from March 1995 to November 1998. Mr. Schafran has been Managing General Partner of L.G. Schafran & Associates, a real estate investment and development firm in New York City, since 1984. He has been the Managing Director and Chief Operating Officer of CancerAdvisors, Inc., since 2001. He serves as Chairman of the Board (since January 1996) and Co-Chief Executive Officer (since January 2000) of Delta-Omega Technologies, Inc., a Broussard, Louisiana based specialty chemical company. He also serves as Trustee (since December 1999),

Interim Chief Executive Officer and President (since August 2000) and Chairman (since October 2000) of the Banyan Strategic Realty Trust, a NASDAQ traded equity REIT. He has been a director of PubliCARD, Inc. since 1986, a director of WorldSpace, Inc. since April 2000, and a director of Vertex Interactive, Inc. since 2001. Mr. Schafran previously served as a director of Kasper A.S.L., Ltd. from April 1997 to March 2000; a director of COMSAT Corporation from August 1997 to August 2000; a director of Capsure Holdings Corp. from 1986 to 1997; and a director of Glasstech, Inc. from January 1995 to July 1997. From December 1993 to October 1997, Mr. Schafran was a director, Member (from September 1994 to October 1997) and Chairman (from December 1994 to October 1997) of the Executive Committee of The Dart Group Corporation, a Landover, Maryland NASDAQ listed holding company.

         RAYMOND V.J. SCHRAG (56) (Independent)

         Mr. Schrag has been a director of Tarragon since December 1998. He was a Trustee of Vinland Property Trust from October 1988 to May 1995, and of National Income Realty Trust from October 1988 to November 1998. Mr. Schrag has been an attorney in private practice in New York City since 1973.

         CARL B. WEISBROD (57) (Independent)

         Mr. Weisbrod has been a director of Tarragon since December 1998. He also served as Chairman of the Board of Directors from December 1998 to December 2000. He was Chairman of the Board of Trustees of National Income Realty Trust from February 1994 to November 1998, and a member of the Board of Trustees of Vinland Property Trust from February 1994 to May 1995. Mr. Weisbrod has served as President of Alliance for Downtown New York, Inc. since 1994 and as a trustee of the Ford Foundation since 1996.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors reviews the business plan of Tarragon to determine that it is in the best interest of the stockholders, supervises the performance of management, selects executive officers and reviews the reasonableness of their compensation, reviews Tarragon's operating results and approves major acquisitions, sales and joint venture investments.

         During the fiscal year ended December 31, 2001, the Board held four regular meetings and acted by written consent 5 times. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board and all meetings held by the committees of the Board, if any, upon which such director served during the period of time that such person served on the Board or such committee.

         The Board has an Audit Committee and an Executive Compensation
Committee.

         The Audit Committee currently consists of Raymond V.J. Schrag (Chairman), Lawrence G. Schafran and Willie K. Davis. The Audit Committee serves as a line of communication between the independent certified public accountants, Tarragon's internal accounting staff, and the Board of Directors. The Audit Committee met twice during 2001, and acted once by written consent.

         The Executive Compensation Committee currently consists of Carl Weisbrod (Chairman), Lawrence G. Schafran, Raymond V. J. Schrag and Lance Liebman. The Executive Compensation Committee, which met twice and acted by written consent three times during 2001, makes recommendations to the Board for the compensation of Tarragon's senior executive officers, administers Tarragon's Share Option and Incentive Plan and authorizes option grants under that plan.

DIRECTOR COMPENSATION

         Our independent directors receive annual compensation of $15,000 per year plus reimbursement of expenses for their service on the Board. In addition, independent directors receive $2,000 per year for each committee of the Board on which they serve, $1,000 per year for each committee that they chair, and $1,000 per day for any special services rendered on Tarragon's behalf, plus reimbursement of expenses. Directors who are also officers of Tarragon do not receive any separate compensation for their services as director.

         Tarragon's Independent Director Stock Option Plan (the "Director Plan") provides for automatic annual grants of options to independent directors serving on the Board on the first day of each new fiscal year. The exercise price of all options granted under the Director Plan is equal to the market price on the grant date. The options are immediately exercisable, and expire on the earlier of the first anniversary of the date on which a director ceases to be a director or ten years from the date of grant.

         Pursuant to the terms of the Director Plan, each of our incumbent independent directors received options to purchase 2,000 shares of Tarragon common stock on January 1, 2001 and on January 1, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 2001, affiliates of William S. Friedman and his wife, Lucy N. Friedman, made advances to Tarragon pursuant to the terms of a $20 million unsecured line of credit arrangement approved by the Board of Directors. Advances under the line of credit bear interest at LIBOR plus 1% per annum or the lowest rate at which credit is offered to Tarragon by any third party, and are payable in December 2003. The largest aggregate amount of indebtedness under the line of credit in 2001 was $11.95 million as of December 31, 2001, including interest accrued during the year of $397,000.

         In 2001, Tarragon received property management fees totaling $245,000 from properties owned by affiliates of Mr. Friedman.

         In February 2000, Tarragon acquired the interests of Robert C. Rohdie and his affiliates in ten apartment communities recently completed or then under construction, as well as in all joint venture development projects then in the planning stages, for a total value of up to $10,000,000. Mr. Rohdie, Tarragon's joint venture partner in the development of these projects, contributed his equity interests to an operating partnership formed by Tarragon in exchange for a preferred interest in the operating partnership, initially valued at $5 million based on the value of the five properties then completed. His preferred interest earned a guaranteed fixed return of $200,000 for the first two years, increasing by $40,000 per year for the next five years, plus an annual amount equal to the dividends, if any, payable on 107,975 shares of Tarragon common stock (as adjusted to give effect to the December 2000 10% stock dividend).

         Upon completion and lease up of each of the five remaining properties, Mr. Rohdie was to receive an additional preferred interest in the operating partnership valued at up to $5 million. In January 2001, we increased his preferred interest by $1.5 million to reflect completion and revaluation of two of the properties. In July 2001, we increased his preferred interest by another $2.25 million to reflect the completion and lease-up of two additional properties. These increases added $150,000 to his annual guaranteed fixed return, with five annual increases of $30,000 each after the first two years, and increased the number of shares of common stock on which his return is based to 188,957 shares. Mr. Rohdie received distributions of $267,500 in 2001 and $87,500 in January 2002 under the terms of the operating agreement.

         Mr. Rohdie has the right to convert his preferred interest in the operating partnership into 188,957 shares of our common stock, and preferred stock with a face value of $7 million and a like dividend to his guaranteed fixed return from the operating partnership. If we do not have available an issue of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay Mr. Rohdie the cash value of his preferred interest over three years.

         In 1997, Tarragon formed Ansonia Apartments, L.P. with Richard Frary, Joel Mael, Robert Rothenberg and Saul Spitz. Since then, Ansonia has purchased 14 operating properties and an 160,000 square foot historic mill for conversion to residential lofts, located primarily in Connecticut. Tarragon contributed all of the cash required for these purchases.

         In 2001, our outside partners paid Tarragon 30% of the amounts Tarragon had previously contributed to the partnership, plus a preferred return, with a cash contribution of $232,000 and the delivery of individual promissory notes totaling $5.3 million, including promissory notes from Mr. Rothenberg and Mr. Spitz in the original principal sums of $2.8 million and $926,000, respectively. All of the notes bear interest at 12% per annum, are secured by pledges of their makers' interests in Ansonia, mature in July 2011, and are payable from 30% of Ansonia's cash flow.

         Tarragon received $9.7 million from Ansonia in 2001 in connection with the refinancing of four of its properties and the sale of the historic mill, including $2.3 million that was applied to the partners' notes as interest payments and principal reductions. The aggregate outstanding balance on the partners' notes as of December 31, 2001 was $3 million. The outstanding balances on the notes due from Messrs. Rothenberg and Spitz individually were $1.6 million and $541,000, respectively. Tarragon recognized interest income totaling $130,000 from these two notes in 2001.

         In February 2002, Tarragon purchased the minority interests of Messrs. Rothenberg and Spitz in two properties acquired by Ansonia from partnerships in which they also held interests, for the sum of $201,492.

         Pursuant to an Acquisition Agreement dated November 15, 2000, but effective for all purposes on January 1, 2001, Tarragon acquired the interests of Robert Rothenberg, Eileen Swenson and Saul Spitz in Accord Properties Associates, LLC, a Connecticut limited liability company which manages the Ansonia portfolio and other properties in Connecticut, for $300,000 in cash, 25,000 shares of Tarragon 10% Cumulative Preferred Stock, valued at an additional $300,000, and options to acquire 198,000 shares of Tarragon common stock (as adjusted to give effect to the December 2000 10% stock dividend), issued under Tarragon's Share Option and Incentive Plan. Mr. Rothenberg, Ms. Swenson and Mr. Spitz joined Tarragon as executive officers, and Mr. Rothenberg was appointed as a member of our Board of Directors, in September 2000.

         We believe that the foregoing transactions were at least as advantageous to us as we could have obtained from unrelated third parties.

                          REPORT OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors on April 7, 2000, all in accordance with applicable rules of the Securities and Exchange Commission and NASDAQ.

         The Audit Committee oversees Tarragon's auditing, accounting and financial reporting processes on behalf of the Board. Management is responsible for internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of Tarragon's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also recommends to the Board of Directors the selection of Tarragon's independent accountants.

         The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of the company for the 2001 fiscal year, and has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with representatives of the independent accountants their independence.

         Based upon the review and the discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Tarragon's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE

     Raymond V.J. Schrag        Lawrence G. Schafran            Willie K. Davis

INDEPENDENT ACCOUNTANT FEES

         Tarragon paid Arthur Andersen, LLP the following fees for services rendered for the 2001 fiscal year:

Audit Fees:                $190,000 for the review of Tarragon's quarterly
                           financial statements and audit of Tarragon's annual financial statements for 2001.

All other Fees:            $80,600 for tax services.

         Arthur Andersen's work on Tarragon's audit was performed by full time, permanent employees and partners of Arthur Andersen.

AUDIT COMMITTEE CONSIDERATION

         Tarragon's Audit Committee has considered whether Arthur Andersen LLP's provision of other services is compatible with maintaining Arthur Andersen LLP's independence as Tarragon's principal independent accounting firm.

SELECTION OF AUDITORS FOR 2002

         Arthur Andersen LLP has served as independent auditors for Tarragon and its predecessors since 1997. Representatives of Arthur Andersen LLP have been invited to attend and are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

         In previous years, a resolution has been presented at the Annual Meeting asking our stockholders to ratify the Board's appointment of Arthur Andersen LLP as independent accountants. However, due to the extraordinary events currently surrounding Arthur Andersen LLP, the Audit Committee has postponed making any recommendation to the Board for the appointment of Tarragon's 2002 independent auditors, while it continues to monitor developments relating to that firm. If necessary, the Audit Committee will undertake a search for another independent audit firm to audit Tarragon's financial statements for 2002. In the meantime, we will not ask our stockholders to ratify the appointment of independent accountants at this year's Annual Meeting. The Board has passed a resolution waiving, for this year only, the provision in the Audit Committee Charter that relates to stockholder ratification of auditor selection. We intend to resume this practice at the 2003 Annual Meeting.

                                   MANAGEMENT

         Messrs. Friedman, Rohdie and Rothenberg currently serve as executive officers of Tarragon. Their positions with Tarragon are not subject to a vote of stockholders. Tarragon's employment of Messrs. Friedman, Rohdie and Rothenberg is subject to the terms of employment agreements more fully described below. All other executive officers serve until the first meeting of the Board of Directors following the next succeeding annual meeting of stockholders or until their successors have been duly chosen and qualified.

EXECUTIVE COMPENSATION

         The following table reflects the compensation paid to our Chief Executive Officer and each of our four most highly compensated executive officers (collectively, the "named executive officers") in fiscal years 1999 (where applicable), 2000 and 2001 for services rendered to Tarragon and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                       Long Term Compensation
                                                                       Annual                                  Awards
                                                                    Compensation                        Securities Underlying
                                                         ------------------------------------               Options/SARs
    Name                  Principal Position             Year          Salary         Bonus              (Number of Shares)
    ----                  ------------------             ----          ------         -----            ----------------------
William S. Friedman       President                      2001         $300,000             --                      --
                          Chief Executive Officer
                          Director                       2000         $300,000             --                      --

                                                         1999         $300,000             --                 495,000(1)

Robert P. Rothenberg      Chief Operating Officer        2001         $250,000       $100,000                        (2)
                          Director
                                                         2000         $66,667        $100,000                 264,000(3)

Saul Spitz                Executive Vice President -     2001         $150,000       $200,000                      --
                          Acquisitions
                                                         2000         $40,000        $ 50,000                        (3)

Todd M. Schefler          Senior Vice President -        2001         $125,000       $200,000                        (4)
                          Development
                                                         2000         $123,000       $ 90,000                  22,000

Robert C. Rohdie          President and Chief            2001         $200,000       $100,000                        (5)
                          Executive Officer, Tarragon
                          Development Corporation;       2000         $183,333       $125,000                      --
                          Director

(1) Mr. Friedman received an additional option for 192,500 shares of common stock as part of the consideration for Tarragon's acquisition of Tarragon Realty Advisors in November 1998.

(2) Mr. Rothenberg received an option for 20,000 shares of common stock on January 31, 2002.

(3) Mr. Rothenberg also received an option for 66,000 shares of common stock as part of the consideration for Tarragon's acquisition of Accord Properties Associates, LLC effective January 1, 2001. Mr. Spitz received an option for 66,000 shares of common stock in connection with the same transaction.

(4) Mr. Schefler received an option for 5,000 shares of common stock on January 9, 2002.

(5) Mr. Rohdie received an option for 80,000 shares of common stock on January 31, 2002. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for a discussion of Mr. Rohdie's rights in an operating partnership with Tarragon.

         The following table shows the stock options exercised during 2001 by each of our named executive officers and the fiscal year-end value of their unexercised options on an aggregated basis.

              AGGREGATED OPTION / SAR EXERCISES IN FISCAL YEAR 2001
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                       Number of securities     Value of unexercised
                                                                      underlying unexercised        in-the-money
                                                                      options/SARs at fiscal      options/SARs at
                           Shares acquired on      Value Realized            year end             fiscal year end
          Name                  exercise                ($)                     (#)                     ($)
          ----             ------------------      --------------     ----------------------    --------------------
                                                                           Exercisable/             Exercisable/
                                                                           Unexercisable           Unexercisable
                                                                      ----------------------    --------------------
William S. Friedman                        --                  --                687,500/-0-            $797,625/-0-
Robert P. Rothenberg                       --                  --            198,000/132,000        $714,900/483,000
Saul Spitz                                 --                  --              22,000/44,000         $83,700/167,400
Todd M. Schefler                           --                  --               4,400/17,600          $14,680/58,720
Robert C. Rohdie                           --                  --                         --                      --

EMPLOYMENT CONTRACTS

         Tarragon entered into an employment agreement with William S. Friedman in November 1998 in connection with our acquisition of Tarragon Realty Advisors from Mr. Friedman and his wife, Lucy N. Friedman. Mr. Friedman's employment agreement is for a term of four years at an annual salary of $300,000, includes a broad covenant not to compete with Tarragon during the term of the agreement and for a period of three years following termination, and includes a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Friedman also received immediately exercisable stock options to purchase 275,000 shares of Tarragon common stock at an exercise price of $10.91 per share and 220,000 shares of Tarragon common stock at an exercise price of $13.64 per share (all as adjusted to give effect to the December 2000 10% stock dividend) in connection with his employment agreement.

         Mr. Friedman's employment with Tarragon may be terminated at any time by mutual agreement of the parties on terms to be negotiated and reduced to writing at the time of termination. In the event that Mr. Friedman dies during the initial or any renewal term of his employment agreement, his estate is entitled to the greater of the compensation which would have been payable to him over the remainder of the initial term of the agreement or through the end of the then current calendar year if in a renewal term or the value of any other benefits available to them under any benefit plan Tarragon then has in effect. In the event that Mr. Friedman's employment is terminated during the initial or any renewal term of his employment agreement for any reason other than the mutual agreement of the parties or his death, Tarragon is obligated to continue to pay him $25,000 per month for the greater of the balance of the initial term of the agreement or through the end of the then current calendar year if in a renewal term and the number of months he observes the restrictive covenants and agreement not to compete contained in his employment agreement, but in any event not more than 36 months from the date of termination.

         Tarragon entered into an employment agreement with Robert C. Rohdie effective February 1, 2000, following Tarragon's acquisition of Mr. Rohdie's interests in our joint venture projects with him. Mr. Rohdie's employment agreement is for a term of three years at an annual salary of $200,000. It also includes a broad covenant not to compete with Tarragon during the term of the agreement and for a period of one year following termination and a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Rohdie's employment with Tarragon may be terminated at any time by mutual agreement of the parties on terms to be negotiated and reduced to writing at the time of termination. In the event that Mr. Rohdie's employment with Tarragon is terminated by the Board without cause during the initial or any renewal term of his agreement, Tarragon is obligated to continue to pay him $16,666 per month for the lesser of the remaining number of months in the initial term of the agreement or the then annual renewal term of the agreement and the number of months he observes the restrictive covenants and agreement not to compete contained in his employment agreement, but in any event not more than 12 months from the date of termination.

         Tarragon entered into an employment agreement with Robert P. Rothenberg effective September 25, 2000. Mr. Rothenberg's employment agreement is for a term of three years at an annual salary of $250,000, with a guaranteed minimum annual incentive bonus of $100,000. In addition Mr. Rothenberg received options to acquire 264,000 shares of Tarragon common stock at its fair market value on the date of grant. The agreement also includes a broad covenant not to compete with Tarragon during its term and for a minimum period of one year following its termination, and a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to his attention. Mr. Rothenberg's employment with Tarragon may be terminated at any time by mutual agreement of the parties on terms to be negotiated and reduced to writing at the time of termination. In the event that Mr. Rothenberg's employment with Tarragon is terminated by the Board without cause during the initial or any renewal term of his agreement, Tarragon is obligated to continue to pay him $20,833.33 per month for 12 months following the date of termination or the number of months remaining under the agreement, whichever is greater.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Executive Compensation Committee currently consists of Lance Liebman, Carl B. Weisbrod, Raymond V.J. Schrag and Lawrence Schafran, who are all independent members of our Board of Directors. None of the members of the committee are current or former employees of Tarragon.

                     REPORT ON EXECUTIVE COMPENSATION BY THE
           EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Executive Compensation Committee reviews and approves Tarragon's compensation philosophy and executive compensation programs, plans and awards, as well as administering Tarragon's Share Option and Incentive Plan and authorizing option grants thereunder. Tarragon's compensation policy has been to provide all employees with a total compensation package which includes a competitive salary, an incentive bonus based upon individual performance, competitive benefits and an efficient, worker-friendly workplace environment. In addition, most employees are eligible to receive qualified incentive stock options under Tarragon's Share Option and Incentive Plan, which was established to reward and motivate employees by providing them with an opportunity to acquire a proprietary interest in Tarragon and aligning their interests with those of our stockholders.

         The Executive Compensation Committee reviews executive officer salaries and incentive bonus and option awards. Tarragon's executive officers are paid salaries in line with their experience and responsibilities, and salary increases are based upon the executive's past performance, current level of contribution, future potential and the relevant labor market. Peer group compensation practices are also taken into consideration. Typically, executive salaries are reviewed annually.

         In addition, all executive officers are eligible for an annual incentive bonus based upon individually established performance goals. Stock option grants to executive officers are likewise based on various subjective factors, primarily relating to the responsibilities of the individual officers, and their expected future contributions and prior option grants.

         The Board of Directors as a whole considered and approved the terms of the employment agreement Tarragon entered into with William S. Friedman in November 1998.

         Prior to entering into an employment agreement with Mr. Friedman, the Board considered his qualifications and experience in the real estate industry in general, and his long term commitment to Tarragon and its predecessors. The Board also considered the financial performance of Tarragon and its predecessors under Mr. Friedman's management, in terms of net increase in assets and asset value, stockholder return and increase in market price of our common stock. The Board determined that it was in the best interest of Tarragon to ensure Mr. Friedman's continued full time involvement in management, and fashioned a compensation package consisting of base salary and stock option awards to achieve this purpose. In determining the amount of base salary payable to Mr. Friedman, the Board considered the responsibilities of the position, the competitive marketplace for comparable executive talent, including market information relative to the compensation paid to other chief executive officers of comparable real estate investment trusts, and the financial performance of Tarragon in fiscal year 1998 and historically. Mr. Friedman was also awarded options to purchase common stock at above market prices, reflecting the Board's desire to motivate the chief executive officer to achieve strategic and financial goals and to create value for the stockholders of Tarragon.


                        EXECUTIVE COMPENSATION COMMITTEE


         Lance Liebman                               Lawrence G. Schafran

         Raymond V.J. Schrag                         Carl B. Weisbrod

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth information concerning the holdings of each person known to Tarragon to be the beneficial owner of more than five percent of our common stock, of each director and named executive officer, and of all of Tarragon's directors and executive officers as a group. All information with respect to beneficial ownership was furnished to Tarragon by the respective director, officer, or stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                              Amount and Nature
        Name and Address of                                     of Beneficial                Percent of
          Beneficial Owner                                       Ownership                    Class(1)
        -------------------                                   -----------------              ----------
Lucy N. Friedman                                              3,270,407(2)(3)(4)                44.1%
1775 Broadway 23rd Floor                                               (5)(6)
New York, New York 10017

(1) Percentage is based upon 7,216,178 shares of common stock outstanding at April 12, 2002; common stock outstanding has not been adjusted to give effect to the 10% stock dividend payable on April 26, 2002 to shareholders of record on April 15, 2002.

(2) Includes 1,547,574 shares owned by Mrs. Friedman directly and 192,500 shares covered by a presently exercisable option. Mrs. Friedman also owns 1,000 shares of Tarragon 10% Cumulative Preferred Stock.

(3) Includes 608,543 shares owned by Lucy N. Friedman's spouse, William S. Friedman.

(4) Includes 42,134 shares held in trust by Mrs. Friedman for her minor son, Samuel Friedman. Mrs. Friedman disclaims beneficial ownership of such shares.

(5) Includes 137,211 shares owned by Tarragon Capital Corporation, of which Mrs. Friedman and Mr. Friedman are executive officers and directors; 144,478 shares owned by Tarragon Partners, Ltd., of which Mrs. Friedman and Mr. Friedman are limited partners and Tarragon Capital is the general partner; and 597,967 shares owned by Beachwold Partners, L.P., in which Mrs. Friedman and Mr. Friedman are the general partners and their four children are the limited partners.

(6) Does not include 100,554 shares of Tarragon common stock owned by Mrs. Friedman's adult son, Ezra Friedman; 74,078 shares of common stock owned by Mrs. Friedman's adult daughter, Tanya Friedman; or 41,794 shares of common stock owned by Mrs. Friedman's adult son, Gideon Friedman. Mrs. Friedman disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

                                                             Amount and Nature
                                                               of Beneficial                            Percent of
Name of Beneficial Owner                                         Ownership                               Class(1)
------------------------                                     -----------------                          ----------
William S. Friedman                                          3,765,407(2)(3)(4)(5)(6)                     47.6%

Lance Liebman                                                   26,032(7)                                    *

L. G. Schafran                                                  34,127(8)                                    *

Raymond V.J. Schrag                                             78,460(9)                                    1%

Carl B. Weisbrod                                                25,954(10)                                   *

Willie K. Davis                                                 13,220(11)                                   *

Robert C. Rohdie                                                55,255(12)                                   *

Robert P. Rothenberg                                           223,100(13)                                   3%

Saul Spitz                                                      44,866(14)                                   *

Todd Schefler                                                    6,930(15)                                   *

All Directors and Executive                                  4,390,037(2)(3)(4)(5)(6)                     52.5%
Officers as a group                                                   (7)(8)(9)(10)(11)
 (18 individuals)                                                     (12)(13)(14)(15)

*    Less than 1%.

(1) Percentages are based upon 7,216,178 shares of common stock outstanding at April 12, 2002; common stock outstanding has not been adjusted to give effect to the 10% stock dividend payable on April 26, 2002 to shareholders of record on April 15, 2002.

(2) Includes 608,543 shares owned by Mr. Friedman directly and 687,500 shares covered by two separate presently exercisable options.

(3) Includes 1,547,574 shares owned by Mr. Friedman's spouse, Lucy N. Friedman. Mr. Friedman disclaims beneficial ownership of all such shares. Mrs. Friedman also owns 1,000 shares of Tarragon 10% Cumulative Preferred Stock.

(4) Includes 137,211 shares owned by Tarragon Capital Corporation, 144,478 shares owned by Tarragon Partners, Ltd., and 597,967 shares owned by Beachwold Partners, L.P.

(5) Includes 42,134 shares held in trust by Mrs. Friedman for her minor son, Samuel Friedman. Mr. Friedman disclaims beneficial ownership of such shares.

(6) Does not include 100,554 shares of Tarragon common stock owned by Mr. Friedman's adult son, Ezra Friedman; 74,078 shares of common stock owned by Mr. Friedman's adult daughter, Tanya Friedman; or 41,794 shares of common stock owned by Mr. Friedman's adult son, Gideon Friedman. Mr. Friedman disclaims beneficial ownership of such shares.

(7) Includes 2,393 shares owned by Mr. Liebman directly and 23,639 shares covered by eight separate presently exercisable options.

(8) Includes 10,488 shares owned by Mr. Schafran directly, and 23,639 shares covered by six separate presently exercisable options.

(9) Includes 49,321 shares owned by Mr. Schrag directly and 23,639 shares covered by eight separate presently exercisable options. Also includes 5,500 shares owned by Mr. Schrag's wife individually. It does not include 2,051 shares owned by Mr. Schrag's adult daughter, Rebecca, or 2,051 shares owned by Mr. Schrag's adult son, Ben. Mr. Schrag disclaims beneficial ownership of such shares.

(10) Includes 5,615 shares owned by Mr. Weisbrod directly and 20,339 shares covered by seven separate presently exercisable options.

(11) Includes 4,620 shares owned by Mr. Davis directly and 8,600 shares covered by four separate presently exercisable options.

(12) Includes 54,540 shares owned by Robert C. Rohdie and Rohdhouse Investments, Inc., a Florida corporation owned by Mr. Rohdie, and 715 shares owned by his spouse. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for a discussion of Mr. Rohdie's interest in an operating partnership with Tarragon.

(13) Includes 3,100 shares owned by Mr. Rothenberg directly, and 220,000 shares covered by two presently exercisable options. Mr. Rothenberg also owns 8,333 shares of Tarragon 10% Cumulative Preferred Stock.

(14) Includes 866 shares owned by Mr. Spitz directly, and 44,000 shares covered by two presently exercisable options. Mr. Spitz also owns 8,333 shares of Tarragon 10% Cumulative Preferred Stock.

(15) Includes 330 shares owned by Mr. Schefler directly, and 6,600 shares covered by two presently exercisable options.

COMPLIANCE WITH SECTION 16(a) REPORTING REQUIREMENTS

         Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons holding more than ten percent of our common stock file initial reports of ownership of the common stock and reports of any changes in that ownership to the SEC. Specific due dates for these reports have been established, and Tarragon is required to report any failure to file by these dates during fiscal 2000.

         To our knowledge, based solely upon the written representations of our incumbent directors, executive officers, and ten percent stockholders and copies of the reports that they have filed with the SEC, these filing requirements were satisfied during 2001 except that a report on Form 4 for each of Lori Meyer, Eileen Swenson, William Thompson and Peter Larsen was filed late.


                                PERFORMANCE GRAPH

         The following performance graph and table compare the cumulative total shareholder return on Tarragon's common stock for the five year period ended December 31, 2001, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500 Index") and a peer group composed of Associated Estates Realty Corp., Crescent Operating, Inc., Forest City Enterprises, Inc., LNR Property Corp., Summit Properties Inc., and Wellsford Real Properties ("Peer Group") over the same period. The comparison assumes that $100 was invested on December 31, 1996 in Tarragon common stock and in each of the indices and further assumes the reinvestment of all dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                               [PERFORMANCE GRAPH]

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2001
                 AMONG TARRAGON*, S&P 500 INDEX, AND PEER GROUP

                            1996          1997        1998            1999           2000            2001
                           ------        ------      ------          ------         ------          ------
TARRAGON*                  100.00        143.22      198.80          192.06         210.81          275.19
PEER GROUP                 100.00        109.67       79.25           78.02         100.23          128.39
S&P 500 INDEX              100.00        133.36      171.48          207.56         188.66          166.24

         *The merger of Tarragon and NIRT was accounted for as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, Tarragon's historical balances and operations for dates prior to November 24, 1998, the effective date of the merger, are those of NIRT. Information set forth above for dates prior to November 24, 1998 reflect the performance of NIRT and its shares of beneficial interest, as adjusted to give effect to the 1.97 to 1 exchange ratio established in the merger.


                              FINANCIAL STATEMENTS

         The audited financial statements of Tarragon (and its predecessors) in comparative form as of December 31, 2001 and 2000 are contained in the 2001 Annual Report to Stockholders, which is being delivered with this Proxy Statement. Neither the Annual Report nor the financial statements contained in it are to be considered a part of this solicitation.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares of common stock represented by duly executed proxies in accordance with their best judgment.


                        FUTURE PROPOSALS OF STOCKHOLDERS

         If you want to present a stockholder proposal at Tarragon's Next Annual Meeting of Stockholders, you must send the proposal to Kathryn Mansfield, Corporate Secretary, 3100 Monticello, Suite 200, Dallas, TX 75205, by registered or certified mail, not later than March 31, 2003, in order for it to be considered for inclusion in Tarragon's proxy statement and form of proxy for that meeting.

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished to Stockholders to solicit proxies on behalf of the Board of Directors of Tarragon. The cost of soliciting proxies will be borne by Tarragon. Directors and officers of Tarragon may, without any additional compensation, solicit proxies by mail, in person or by telecommunication.

         COPIES OF TARRAGON'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TARRAGON REALTY INVESTORS, INC., 1775 BROADWAY, 23RD FLOOR, NEW YORK, NEW YORK 10019, ATTN: INVESTOR RELATIONS.

Dated: April 30, 2002                  BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ KATHRYN MANSFIELD


                                       Kathryn Mansfield
                                       Executive Vice President
                                       and Secretary

--------------------------------------------------------------------------------
                                      PROXY

                         TARRAGON REALTY INVESTORS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2002

         The undersigned stockholder of TARRAGON REALTY INVESTORS, INC. hereby appoints WILLIAM S. FRIEDMAN and CARL B. WEISBROD, each with full power of substitution, as attorneys and proxies to vote all shares of common stock, par value $0.01 per share, of TARRAGON REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Tarragon to be held on June 3, 2002 at 2:00 p.m., local New York City time, at 1775 Broadway, 23rd Floor, New York, New York, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such other business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the April 30, 2002 Proxy Statement for said meeting:

         THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED FOR ALL NOMINEES. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.





                  (continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                         TARRAGON REALTY INVESTORS, INC.

                                  June 3, 2002

                 Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

[X]      PLEASE MARK YOUR VOTES LIKE THIS EXAMPLE.

         1.       ELECTION OF DIRECTORS
                                            [ ] FOR All Nominees (except as marked to the contrary)     NOMINEES
                                            [ ] WITHHOLD Authority For All Nominees listed at right     Willie K. Davis
                                            INSTRUCTION: To withhold authority to vote                  William S. Friedman
                                            for any individual nominee, strike a line                   Lance Liebman
                                            through the nominee's name listed at right.                 Lawrence G. Schafran
                                                                                                        Raymond V.J. Schrag
                                                                                                        Robert C. Rohdie
                                                                                                        Robert P. Rothenberg
                                                                                                        Carl B. Weisbrod

         2.       In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

         PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

PLEASE SIGN HERE:                                                                              Date:
                 -----------------------------------------------------------------------------      -------------------

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN THERE IS MORE THAN ONE OWNER, EACH MUST SIGN. WHEN SIGNING AS AN
AGENT, ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE INDICATE YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION,
THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER WHO SHOULD INDICATE HIS TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
NAME, BY AN AUTHORIZED PERSON. PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED
IN THE UNITED STATES.
------------------------------------------------------------------------------------------------------------------------------------